Exhibit 99.1

Monogram Technologies Provides 510(k) Submission Update Following Positive Meeting with FDA

Management Anticipates That it has Sufficiently Addressed the FDA's Concerns to Mitigate the Need for a Clinical Data Request.
Management Anticipates a Comprehensive AIR Response in Q1 2025

AUSTIN, TX – December 18, 2024 - Monogram Technologies Inc. (NASDAQ:MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, today provided an update from its Submission Issue Request (SIR) meeting with the U.S. Food and Drug Administration ("FDA") on December 17, 2024, regarding its 510(k) premarket filing submission for the Company's mBôs TKA System (the "Application").

The Application was submitted on July 19, 2024, and passed the initial FDA Administrative Review. On September 30, 2024, Monogram received an Additional Information Request ("AIR") from the FDA. The FDA informed the Company that the FDA placed the Application on hold pending a complete response to the AIR. The FDA informed the Company that the Company had 180 days from the date of the AIR to provide a complete response to the AIR, or the FDA would consider the Application withdrawn.

On November 20, the Company submitted written responses, including planned remediations where applicable for all deficiencies noted in the AIR, and requested a Submission Issue Request (SIR) meeting with the FDA to review select responses. A critical focus for the Company has been whether the proposed nonclinical testing effectively mitigates FDA concerns that could necessitate clinical data. On December 11, 2024, the Company received a Submission Issue Request (SIR) review letter that provided preliminary written comments on particular topics of interest before the SIR meeting scheduled for December 17, 2024. On December 17, 2024, the Company conducted a Submission Issue Request (SIR) meeting with the FDA.

Management believes its comprehensive plans to address the Additional Information Request (AIR) could effectively satisfy the agency and anticipates that in light of its proposed testing, it will be unlikely that the FDA will request clinical data as part of its submission. The Company is actively executing the additional testing and anticipates that it will provide a comprehensive AIR response in the first quarter of 2025. Obtaining clearance would be a significant milestone for its mission to advance the standard of care in orthopedic medicine. The Company is already working on the next-generation version of the mBôs TKA System.

“This meeting reaffirmed our strategic decision to effectuate a multigenerational product strategy and submit the mBôs TKA System for FDA clearance on an accelerated timeline,” said Ben Sexson, CEO of Monogram Technologies. "This meeting resolved outstanding questions and was a significant step forward in our path toward commercialization of the mBôs TKA System and execution of our long-term road map. The feedback and guidance provided by the FDA during the Submission Issue Request meeting validate the robustness of our approach. Importantly, the absence of a requirement for clinical data further underscores the confidence we have in the strength of our submission. The Agency’s comments provided valuable clarity and affirmed that the proposed testing plans are well aligned with their expectations. We are optimistic that the additional data we are generating will comprehensively address the outstanding items and further reinforce our submission. We remain committed to achieving FDA clearance as quickly as possible, driven by our mission to advance the standard of care in orthopedic medicine."

Upcoming Milestones

•	The Company anticipates it will respond to the FDA AIR with supplemental data in Q1 2025.

•	The Company is seeking to obtain regulatory clearance to conduct clinical trials in India with strategic partner Shalby Hospitals.

•	The Company anticipates shipping a robot to India to initiate clinical trial training by January 2025.

•	The Company is seeking to obtain FDA clearance for the mBôs™ TKA System.

•	Continue exploring domestic relationships.

•	Seek to continue expanding international relationships (the Company will be exhibiting at Arab Health in January 2025).

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit www.monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. For example, the Company's statement regarding the Company's proposed use of net proceeds is a forward-looking statement. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company's other filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
MGRM@mzgroup.us